EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Closes Acquisition of Garvey Corporation

BUFFALO, NY, December 1, 2021 - Columbus McKinnon Corporation (Nasdaq: CMCO) (the “Company”), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, today announced that the Company has completed its acquisition of Garvey Corporation (“Garvey”). The Company previously announced that it had entered into a definitive agreement to acquire Garvey on November 4, 2021.

David J. Wilson, President and CEO of Columbus McKinnon, commented, “We have been making great progress with our Blueprint for Growth 2.0 strategy and this acquisition further demonstrates our ability to execute on our plan to transform Columbus McKinnon into a high value, intelligent motion enterprise. We are excited to bring the Garvey team and their leading technologies into the Columbus McKinnon family to create among the most complete lines of precision conveying and accumulation technologies in the industry.”

Garvey is a leading accumulation systems solutions company providing unique, patented systems for the automation of production processes. Founded in 1926 in Hammonton, New Jersey, Garvey has approximately 100 employees including a highly technical sales and engineering organization that has a proven track record of innovation within the accumulation market.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.
Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future sales and earnings, which involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the ability of the Company to complete the acquisition of Garvey, the integration of Garvey into the Company to achieve cost and revenue synergies, the ability of the Company and Garvey to achieve revenue expectations, the ability of the Company to execute its financing plans in connection with the Garvey acquisition, global economic and business conditions including the impact of COVID-19, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Senior Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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